SECOND SUPPLEMENTAL INDENTURE

      Second Supplemental Indenture, dated as of December 17, 1996 (this "Supplemental Indenture") to Indenture, dated as of April 1, 1991, as supplemented by a First Supplemental Indenture dated as of November 27, 1992 (the "Indenture") between Citicorp, a Delaware corporation (the "Company") and The Chase Manhattan Bank, a New York corporation (formerly known as Chemical Bank), as trustee (the "Trustee").

                        Recitals of the Company

      Section 901(9) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to cure any ambiguity or to make provisions with respect to matters arising under the Indenture which do not adversely affect the interests of the Holders of Securities of any series in any material respect. The Company wishes to clarify the term "creditors" as used in the definition of "Senior Indebtedness" for purposes of the Indenture.

      The Company has requested that the Trustee enter into this Supplemental Indenture pursuant to Section 901 of the Indenture. All things necessary to made this Supplemental Indenture a valid agreement of the Company and a valid amendment of and supplement to the Indenture have been done.

      NOW THEREFORE, for and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:

      1. All capitalized terms used and not defined in this Supplemental Indenture have the meanings assigned to them in the Indenture, and all provisions of general application in the Indenture shall also apply to this Supplemental Indenture.

      2. (a) The definition of "Senior Indebtedness" in Section 101 of the Indenture is hereby amended to read in its entirety as follows:
"'Senior Indebtedness' means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than (w) the Securities, (x) all other unsecured and subordinated indebtedness of the Company, and all other unsecured and subordinated guarantees by the Company of indebtedness of other Persons, (y) all obligations incurred or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services, and all obligations of the Company in respect of any guarantees of such obligations of subsidiaries of the Company (provided that obligations described in this clause (y) shall not include traveler's checks or other unsubordinated financial instruments) and (z) any other obligations as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness."

      (b) The last sentence of the first paragraph of Section 1501 of the Indenture is amended to read in its entirety as follows: "The Securities shall rank pari passu with, and shall not be 'Senior Indebtedness' with respect to, the instruments and obligations referred to in clauses (x), (y) and (z) of the definition of 'Senior Indebtedness' set forth in Section 101; provided, however, that the Securities shall rank senior to any such instrument or obligation to the extent, if any, so provided in


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

the instrument creating or evidencing the same or pursuant to which the same is outstanding, as such instrument may be in effect from time to time."

      3. This Supplemental Indenture shall be effective as of the date first written above, to the extent permitted by applicable law.

      4. The Company makes and reaffirms as of the date of execution of this Supplemental Indenture all of its representations, warranties, covenants and agreements set forth in the Indenture (except as otherwise provided above).

      5. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

      6. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

      7. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      8.  This  Supplemental   Indenture  shall  be  governed  by  and
construed in accordance with the laws of the State of New York.

      This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                           CITICORP

                                           By:  /s/ Ann Goodbody
                                              ----------------------
                                                    Ann Goodbody
                                                    Vice President

[Seal]

Attest:

By:  /s/ George E. Seegers
   -------------------------
Name:    George E. Seegers
Title:   Assistant Secretary

                                           THE CHASE MANHATTAN BANK

                                           By:  /s/ Patricia Kelly
                                              ----------------------
                                                    Patricia Kelly
                                                    Vice President

[Seal]

Attest:

By:  /s/ Gregory P. Shea
   --------------------------
Name:    Gregory P. Shea
Title:   Senior Trust Officer


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

State of New York                    )
                                     )        SS.:
County of New York                   )

          On December 17, 1996, before me personally came Ann Goodbody, to me known, who, being by me duly sworn, did depose and say that she is a Vice President of Citicorp, one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that she signed her name thereto by like authority.

(Notarial Seal)

                                           /s/ Michael P. Casteele
                                           -------------------------
                                           Notary Public

State of New York                    )
                                     )        SS.:
County of New York                   )

          On December 17, 1996, before me personally came Patricia Kelly, to me known, who, being by me duly sworn, did depose and say that she is a Vice President of The Chase Manhattan Bank, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

(Notarial Seal)

                                           /s/ Annabelle DeLuca
                                           -------------------------
                                           Notary Public


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